NEWS  RELEASE
FOR  IMMEDIATE  RELEASE                            Contact:  Raymond  Brandstrom
January  12,  2004                                     Chief  Financial  Officer
                                                                  (206) 298-2909

                  EMERITUS ANNOUNCES LEASE OF SEVEN COMMUNITIES

SEATTLE, WA, JANUARY 12, 2004 -- Emeritus Assisted Living (AMEX: ESC) (Emeritus Corporation), a national provider of assisted living and related services to senior citizens, announced today that the Company has assumed the leases on seven communities and is in final negotiations to lease an eighth. All eight properties are purpose-built communities offering assisted and memory loss services and were acquired as a group, which Emeritus began operating under a management agreement in May 2002 for entities owned or controlled by its Chairman and CEO. The seven assumed leases are with third-party real estate investment trusts.

ABOUT  THE  COMPANY
Emeritus Assisted Living is a national provider of assisted living and related services to seniors. Emeritus is one of the largest developers and operators of freestanding assisted living communities throughout the United States. These communities provide a residential housing alternative for senior citizens who need help with the activities of daily living. Emeritus places an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process. Emeritus currently holds interests in 174 communities representing capacity for approximately 18,100 residents in 33 states. Emeritus's common stock is traded on the American Stock Exchange under the symbol ESC, and its home page can be found on the Internet at www.emeritus.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with rate enhancement programs without adversely affecting occupancy levels; increases in interest rates that would increase costs as a result of variable rate debt; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations; and our continued management of the Emeritrust I communities beyond January 2, 2004, when our management agreements for those communities could be terminated on short-term notice. While we believe that these arrangements will be extended, we cannot guarantee that these discussions will be successful or, if the arrangements are extended, what the terms will be. If we are unsuccessful, we could lose the management fee revenue from these communities. We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.